UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  November 15, 2012

Comfort Systems USA, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13011	76-0526487
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

675 Bering, Suite 400 Houston, Texas	77057
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 830-9600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           Director Appointment

On November 15, 2012, based on the recommendation of the nominating and corporate governance committee of the Company’s Board and to allow for a transition period before two directors reach the Company’s mandatory retirement age, the Board decided to increase the size of the Board from 9 to 11 directors, effective December 1, 2012, and appointed Constance E. Skidmore and Vance W. Tang as directors. Ms. Skidmore and Mr. Tang will begin their terms as directors on December 1, 2012.

Ms. Skidmore, age 61, formally retired from PricewaterhouseCoopers in 2009 after more than 30 years with the firm. Ms. Skidmore served in numerous leadership positions with PricewaterhouseCoopers, including as managing partner and as a member of the firm’s governing board.  She serves on the Board of Directors of BayCare Health Systems, a private health care provider, and on the Board of Directors of Ivis Technologies, Mahoot, and VizKinect, three private technology companies. Ms. Skidmore is also a member of the Board of Directors of The V Foundation for Cancer Research, a non-profit organization that funds cancer research. Ms. Skidmore has extensive experience related to accounting and taxation, as well as business strategy leadership, talent management, and executive team coaching expertise. Ms. Skidmore was also appointed to the Board’s Audit Committee and Governance and Nominating Committee, effective December 1, 2012.

Mr. Tang, age 45, has been the President and Chief Executive Officer of KONE, Inc., the U.S. subsidiary of Finland-based KONE Corporation, since February 2007.  Before joining KONE, Mr. Tang served as Vice President and General Manager in Building Control Solutions for Honeywell Automation from 2004 to 2007, and in various executive and senior positions with Trane from 1990 to 2004. He also serves on the Board of Directors of American Woodmark Corporation, a publicly traded company in the building products industry, and on the Board of Governors for the Center for Creative Leadership, a private company that provides consulting and other services related to leadership education, training, and development. Mr. Tang’s extensive operational experience and leadership roles, particularly in construction and contracting businesses very similar to the Company’s business, will provide the Board with an important perspective. Mr. Tang was also appointed to the Board’s Audit Committee and Compensation Committee, effective December 1, 2012.

There are no arrangements or understandings between either Ms. Skidmore or Mr. Tang and any other person pursuant to which they were elected to the Board. Neither Ms. Skidmore nor Mr. Tang has a relationship with the Company that would require disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

Ms. Skidmore and Mr. Tang will be compensated for their service on the Company’s Board in a manner consistent with the Company’s other non-employee directors. The Company’s compensation package for non-employee directors consists of a quarterly retainer, attendance-based per-meeting fees, and an annual award of 10,000 shares of the Company’s common stock. Additional details about the compensation currently paid to the Company’s non-employee directors is available on pages 13 and 14 of the Company’s most recent proxy statement, which was filed with the SEC on April 9, 2012. Beginning on January 1, 2013, Ms. Skidmore and Mr. Tang will be paid under the Company’s new compensation structure for Board members. On November 15, 2012, the Board approved a new compensation structure, whereby Board members will receive a flat annual fee rather than a quarterly retainer and per-meeting fees. Beginning on January 1, 2013, each Board member will be paid, in equal quarterly installments, an annual retainer equal to: $50,000 for service on the Board, $5,000 per committee on which the member serves (but in no event more than $10,000 for committee service), $10,000 to serve as the chair of a committee, and $10,000 to serve as the Company’s lead director. The non-employee directors will continue to receive an annual award of 10,000 shares of the Company’s common stock. In connection with their appointment to the Board, the Company and each of Ms. Skidmore and Mr. Tang will enter into the Company’s standard director indemnification agreement.

ITEM 9.01             Financial Statements and Exhibits

The following Exhibits are included herein:

Exhibit 99.1 Press Release of Comfort Systems USA, Inc. dated November 19, 2012, announcing the Appointment of Constance E. Skidmore and Vance W. Tang to the Company’s Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMFORT SYSTEMS USA, INC.

		By:	/s/ Trent T. McKenna
Trent T. McKenna, Vice President and
General Counsel

Date:	November 19, 2012

EXHIBIT INDEX

Exhibit Number	Exhibit Title or Description

99.1	Press Release of Comfort Systems USA, Inc. dated November 19, 2012, announcing the Appointment of Constance E. Skidmore and Vance W. Tang to the Company’s Board of Directors.